Exhibit 10.69

www.koreaexim.go.kr
38, Eunhaeng-Ro(16-1, Yeouido-Dong), Yeongdeungpo-Gu, Seoul 150-996, Korea Tel. 822-3779-6318 Fax.822-3779-6745
To: STI Edinburg Shipping Company Limited Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands 96960, Marshall Islands	Date: 17th December, 2013

IRREVOCABLE STAND BY LETTER OF CREDIT

Gentlemen:

We hereby open our irrevocable Letter of Credit No.M0902-312-LG-00071 in favour of STI Edinburg Shipping Company Limited (herein called “Buyer”) for account of Daewoo Shipbuilding & Marine Engineering Co., Ltd., 85, Da-dong, Jung-gu, 100-180, Seoul, Korea (herein called “Builder”) as follows in connection with the Shipbuilding Contract dated 13th of December, 2013 (hereinafter called the “Contract”) made by and between Buyer and the Builder for the construction and sale of one (1) 300,000 TDW Crude Oil Tanker having Builder’s Hull No. 5405(hereinafter called the “Vessel”).

If in connection with the terms and conditions of the Contract, whether so supplemented, amended, changed or modified, the Buyer shall become entitled to a refund of the advance payments made to Builder prior to the delivery of the Vessel, we hereby irrevocably guarantee to make the repayment of the same to Buyer within ten (10) working days after demand by the Buyer together with interest thereon at the rate of six percent (6%) per annum from the date following the date of receipt by Builder of each advance payment to the date of remittance by telegraphic transfer of such refund.

This Letter of Credit shall be in force and effect from the date of Builder’s actual receipt of the first instalment or advance payment in the amount of United States Dollars Fourteen Million One Hundred Seven Thousand Five Hundred only (USD14,107,500.-).

The amount of this Credit will be automatically increased upon Builder’s receipt of each successive advance payment, not more than three (3) times, each time by the amount of the advance payment plus interest thereon as provided in the Contract, but in any eventuality the amount of this Credit shall not exceed the total sum of United States Dollars Forty Two Million Three Hundred Twenty Two Thousand Five Hundred only (USD42,322,500.-) plus interest thereon at the rate of six percent (6%) per annum from the date following the date of Builder’s receipt of each advance payment to the date of remittance by telegraphic transfer of the refund. If any termination of the Contract is based on delays due to Force Majeure or other causes beyond the control of Builder as specified in Article VIII of the Contract, no interest shall be payable.

This Letter of Credit is available against Buyer’s written statement stating that Buyer’s demand for refund has been made in conformity with the Contract and Builder has failed to make the refund within twenty (20) days after the Buyer’s demand. Refund shall be made to the Buyer by telegraphic transfer in United States Dollars.

This Letter of Credit shall expire and become null and void upon receipt by Buyer of the sum guaranteed hereby together with interest thereon as aforesaid or upon the execution by Buyer and Builder of the Protocol of Delivery and Acceptance of the Vessel or if the Contract is terminated due to Buyer’s default in accordance with the provisions of Article XI of the Contract, unless such default has been disputed with notice to us by Buyer within ten (10) working days of Buyer’s receipt of Builder’s written notice of termination. In any such case, this Letter of Credit shall be returned to us.

This Letter of Credit is transferable and valid until October 10, 2015, which date shall be adjusted and fixed in accordance with Article VII.1(a) of the Contract, or, in the event of delayed delivery, the expiration date of this Letter of Credit shall be extended to such time as the Vessel is delivered by Builder to Buyer in accordance with the provisions of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or Builder confirmed by an arbitrator stating that your claim to cancel or terminate the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, this Letter of Credit shall be valid, until thirty (30) days after the final award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitrators. In such case, this Letter of Credit shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 ( hereinafter called the “UCPDC”) and to the extent not contrary to the UCPDC this Letter of Credit shall be governed by the laws of England. And any dispute arising out of or in relation to this Letter of Credit shall be determined by the High Court of England to whose non-exclusive jurisdiction we hereby agree to submit. For the purposes of any legal proceedings hereunder we hereby irrevocably appoint KEXIM BANK (UK) LTD. at present of 3rd Floor Moorgate Hall 155 Moorgate EC2M 6XB London as our agents for the service of process.

Yours very truly,

The Export-Import Bank of Korea

/s/ Seung-Won Cha	/s/ Yun-Hee Kim
Name : Seung-Won Cha Title : Director	Name : Yun-Hee Kim Title : Senior Loan Officer